December 2, 1999


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4, except for the third sentence of the fourth paragraph as to which we have no basis to agree or disagree, of Form 8-K of Sound Source Interactive, Inc. dated December 2, 1999.


Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Los Angeles, California